Exhibit 99.1

BJ’s Wholesale Club News

BJ’s Wholesale Club, Inc.         One Mercer Road         P.O. Box 9601         Natick, MA 01760

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney
VP, Manager of Investor Relations
508.651.6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB ANNOUNCES FOURTH QUARTER EPS OF $.70;

PROVIDES EARNINGS GUIDANCE OF $1.58 to $1.66 FOR 2004

March 2, 2004 Natick, MA—BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income for the fourth quarter of 2003 of $49.2 million, or $.70 per diluted share, compared to net income of $48.5 million, or $.70 per diluted share, for the fourth quarter of 2002.

The Company also announced net income guidance today of $1.58 - $1.66 per diluted share for the year ending January 29, 2005.

Results for the fourth quarter of 2003 included a post-tax gain of approximately $1.6 million dollars, or $.02 per diluted share, for reduction of the Company’s reserve for House2Home lease liabilities, and post-tax asset impairment charges of $1.4 million, or $.02 per diluted share. Fourth quarter 2003 results also included a benefit of approximately $1.7 million, or approximately $0.02 per diluted share, from a lower tax rate versus the fourth quarter of 2002.

Net income for the full year 2003, before the cumulative effect of accounting changes, was $104.1 million, or $1.49 per diluted share, compared to net income of $130.9 million, or $1.84 per diluted share, in 2002. Including the cumulative effect of accounting changes, net income for 2003 was $102.9 million, or $1.47 per diluted share.

Full year results for 2003 included a post-tax gain of approximately $3.3 million, or approximately $.05 per diluted share, for reductions to the Company’s reserve for House2Home lease liabilities. Results for 2002 included a post-tax gain of $12 million dollars, or $.17 per diluted share, for reductions to the reserve for House2Home lease liabilities, and a post-tax expense of $12.8 million, or $.18 per diluted share, for club closing charges.

For the fourth quarter of 2003, sales rose by 12.6% to $1.9 billion, and comparable club sales increased by 7.5%, including a contribution from gasoline sales of approximately 1%. For the full year, sales increased by 14.9% to $6.6 billion, and comparable club sales increased by 7.8%, including a contribution from gasoline sales of approximately 3%.

Commenting on results, president and CEO Mike Wedge said, “I am especially proud of BJ’s top line results for 2003. A year ago, we laid out very ambitious goals for our team members and we more than accomplished what we set out to do.”

Conference Call for Fourth Quarter and Year-End Financial Results

As previously announced, BJ’s management will hold a conference call at 8:30 a.m. Eastern Time to discuss financial results for the fourth quarter and fiscal year ended January 31, 2004 and the outlook for the year ending January 2005. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfm to hear the call live, or to listen to an archive of the call, which will be available for approximately ninety days following the call.

-More-

BJ’s Wholesale Club

March 2, 2004

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 150 clubs and 78 gas stations compared with 140 clubs and 68 gas stations one year ago. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

Forward-Looking Statements

Statements contained in this press release about expected earnings and all other statements that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of customer demand, economic and weather conditions and state and local regulation in the Company’s markets; and competitive conditions. These factors are discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended February 1, 2003 and subsequent quarterly reports on Form 10-Q. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

-See Financial Tables -

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 31, 2004	February 1, 2003	January 31, 2004	February 1, 2003
Net sales	$1,893,196	$1,681,194	$6,584,808	$5,728,955
Membership fees and other	36,053	33,847	139,411	130,747

Total revenues	1,929,249	1,715,041	6,724,219	5,859,702

Cost of sales, including buying and occupancy costs	1,714,094	1,518,124	6,048,972	5,212,124
Selling, general and administrative expenses	138,768	116,171	502,673	416,063
Preopening expenses	587	816	8,875	11,735

Operating income	75,800	79,930	163,699	219,780
Interest income (expense), net	48	(23)	(74)	293
Gain (loss) on contingent lease obligations	2,471	(574)	4,488	15,607

Income from continuing operations before income taxes and cumulative effect of accounting principle changes	78,319	79,333	168,113	235,680
Provision for income taxes	28,936	30,136	63,318	89,871

Income from continuing operations before cumulative effect of accounting principle changes	49,383	49,197	104,795	145,809
Loss from discontinued operations, net of income tax benefit	(154)	(707)	(676)	(14,943)

Income before cumulative effect of accounting principle changes	49,229	48,490	104,119	130,866
Cumulative effect of accounting principle changes	—	—	(1,253)	—

Net income	$49,229	$48,490	$102,866	$130,866

Income per common share:
Basic earnings per share:
Income from continuing operations before cumulative effect of accounting principle changes	$0.71	$0.71	$1.51	$2.07
Loss from discontinued operations	—	(0.01)	(0.01)	(0.21)
Cumulative effect of accounting principle changes	—	—	(0.02)	—

Net income	$0.71	$0.70	$1.48	$1.86

Diluted earnings per share:
Income from continuing operations before cumulative effect of accounting principle changes	$0.70	$0.71	$1.50	$2.05
Loss from discontinued operations	—	(0.01)	(0.01)	(0.21)
Cumulative effect of accounting principle changes	—	—	(0.02)	—

Net income	$0.70	$0.70	$1.47	$1.84

Number of common shares for earnings per share computations:
Basic	69,783,513	69,329,838	69,521,408	70,321,078
Diluted	70,283,968	69,593,785	69,815,020	71,120,706

Pro forma amounts assuming accounting principle changes are applied retroactively:
Net income	$49,229	$48,334	$104,119	$130,296

Basic earnings per common share	$0.71	$0.70	$1.50	$1.85

Diluted earnings per common share	$0.70	$0.69	$1.49	$1.83

Clubs in operation - end of period	150	140

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	January 31, 2004	February 1, 2003
ASSETS
Current assets:
Cash and cash equivalents	$78,720	$32,683
Accounts receivable	78,672	63,129
Merchandise inventories	709,362	631,535
Current deferred income taxes	19,326	20,697
Prepaid expenses	22,640	19,026

Total current assets	908,720	767,070
Property, net of depreciation	789,304	691,027
Other assets	23,085	22,860

TOTAL ASSETS	$1,721,109	$1,480,957

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$400	$—
Accounts payable	506,988	420,538
Closed store lease obligations	10,448	25,956
Accrued expenses and other current liabilities	243,597	203,534

Total current liabilities	761,433	650,028
Long-term debt, less portion due within one year	3,625	—
Noncurrent closed store lease obligations	11,463	32,378
Other noncurrent liabilities	58,199	44,349
Deferred income taxes	34,168	13,399
Stockholders’ equity	852,221	740,803

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,721,109	$1,480,957

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Fifty-Two Weeks Ended
	January 31, 2004	February 1, 2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$102,866	$130,866
Gain on contingent lease obligations	(4,488)	(15,607)
Provision for store closing costs and impairment losses	3,468	23,234
Cumulative effect of accounting principle changes	1,253	—
Depreciation and amortization	87,050	73,113
Deferred income taxes	22,917	32,499
Increase in merchandise inventories, net of accounts payable	(6,768)	(40,921)
Decrease in closed store lease obligations	(33,061)	(51,493)
Other	26,706	(348)

Net cash provided by operating activities	199,943	151,343

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(176,918)	(134,826)
Property disposals	157	144

Net cash used in investing activities	(176,761)	(134,682)

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	—	(83,469)
Proceeds from issuance of common stock	7,489	3,967
Changes in book overdrafts	15,391	8,588
Other	(25)	(222)

Net cash provided by (used in) financing activities	22,855	(71,136)

Net increase (decrease) in cash and cash equivalents	$46,037	$(54,475)

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	As of January 31, 2004, the Company has settled 39 of the 41 House2Home, Inc. (“House2Home”) leases for which it was contingently liable. Twelve leases were settled in the fiscal year ended January 31, 2004. Based on progress made in settling these leases and evaluation of its remaining obligations, the Company recorded pretax credits of $2.6 million ($1.6 million after tax or, $.02 per diluted share) in this year’s fourth quarter and $5.5 million ($3.3 million after tax, or $.05 per diluted share) in the full year to reduce its contingent lease obligations. Including offsetting interest accretion charges, the Company’s pretax gains on contingent lease obligations were $2.5 million and $4.5 million for the quarter and year ended January 31, 2004, respectively.

In last year’s third quarter, the Company recorded a pretax credit of $20.0 million ($12.0 million after tax, or $.17 per diluted share) to reduce its contingent lease obligations. Including offsetting interest accretion charges, the Company’s pretax gains (losses) on contingent lease obligations were ($0.6) million and $15.6 million for the quarter and year ended January 31, 2004, respectively.

2.	On November 9, 2002, the Company closed both of its clubs in the Columbus, Ohio, market and an older non-prototypical club in North Dade, Florida. Loss from discontinued operations for the fiscal year ended February 1, 2003 was $14.9 million, or $.21 per diluted share, which included post-tax charges of $12.8 million, or $.18 per diluted share, to close the three clubs, and post-tax operating losses of $2.1 million. Loss from discontinued operations for the quarter ended February 1, 2003 was $0.7 million, or $.01 per diluted share, and consisted mainly of operating losses.

This year’s losses from discontinued operations were $0.2 million and $0.7 million in the fourth quarter and full year, respectively, and consisted primarily of interest accretion charges related to lease obligations for the three BJ’s clubs which were closed in November 2002.

3.	During this year’s first quarter ended May 3, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). The Company recorded a post-tax charge of $1,253,000, or $.02 per diluted share, to reflect the cumulative effect of adopting this accounting principle change as of the beginning of the fiscal year. The effect of this change was to decrease net income by $0.2 million in this year’s fourth quarter and to decrease net income (including the cumulative effect of the accounting change) by $1.9 million in the full year.

Although last year’s results were not restated, the pro forma amounts shown at the bottom of the statements of income reflect net income and earnings per share as if SFAS No. 143 had been in effect during each period presented.

4.	Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received by a Vendor” (“EITF 02-16”), addresses how a reseller should account for cash consideration received from a vendor. Under this standard, effective for arrangements entered into or modified after December 31, 2002, cash consideration that reimburses costs incurred by the customer to sell the vendor’s products should be characterized as a reduction of those costs. If the cash consideration exceeds the costs being reimbursed, the excess should be characterized as a reduction of cost of sales. Beginning in this year’s first quarter, the Company is classifying any cash consideration in excess of expenses being reimbursed as a reduction of cost of sales. The adoption of the provisions of EITF 02-16 did not result in any changes in the Company’s reported net income, but certain consideration which had been classified as a reduction of selling, general and administrative expenses in prior years is now being recorded as a reduction of cost of sales. This resulted in an increase in SG&A expenses and an offsetting decrease in cost of sales of $6.2 million in this year’s fourth quarter versus $5.4 million in last year’s fourth quarter, and $19.5 million for the full year versus $18.9 million last year. As permitted by the transition provisions of EITF 02-16, cost of sales and SG&A expenses in last year’s statement of income have been recast to conform with this year’s presentation.

5.	In the fiscal year ended January 31, 2004, the Company recorded pretax asset impairment charges of $2.3 million ($1.4 million after tax, or $.02 per diluted share) versus pretax charges of $1.8 million ($1.1 million after tax, or $.02 per diluted share) last year. These charges, which are included in selling, general and administrative expenses, were recorded in the fourth quarter this year and in the third quarter last year.

6.	Certain amounts in the prior year’s financial statements have been reclassified for comparative purposes.